UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 30, 2013

CEVA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-49842	77-0556376
(Commission File Number)	(I.R.S. Employer Identification No.)

1943 Landing Drive, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

650/417 7900

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

2013 Executive Bonus Plan

On January 30, 2013, the Compensation Committee (the “Committee”) of the Board of Directors of CEVA, Inc. (the “Company”) approved a 2013 Executive Bonus Plan (the “Executive Plan”), effective as of January 1, 2013, applicable for Gideon Wertheizer, the Company’s Chief Executive Officer, and Yaniv Arieli, the Company’s Chief Financial Officer.

The following is a description of the Executive Plan provided pursuant to Paragraph 10(iii) to Item 601 of Regulation S-K, which requires a written description of a compensatory plan when there is no formal document containing the compensation information. In accordance with the Executive Plan, fifty percent of the cash bonus payable to each of Messrs. Wertheizer and Arieli will be determined based upon the Company’s achievement of financial performance targets, consisting of (x) annual revenue target, comprised of licensing and related revenue target and royalty revenue target, and (y) non-GAAP operating profit target. The financial performance targets are derived from the Company’s 2013 annual budget approved by the Company’s Board of Directors. The licensing and related revenue, the royalty revenue and the non-GAAP operating profit targets are subject to different weightings for determination of achievement of financial performance targets. Notwithstanding the foregoing, the Committee, with approval from the Company’s Board of Directors, has the discretion to (i) change the weightings applied to each of the financial performance targets, (ii) award all or a portion of such fifty percent of the cash bonus whether or not the financial performance targets are achieved, (iii) not award such fifty percent of the cash bonus or only a portion thereof notwithstanding the achievement of the financial performance targets or (iv) otherwise make adjustments to the metrics for awarding such fifty percent of the cash bonus, in each case if circumstances not in the ordinary course of business and unforeseen at the time of the establishment of the Executive Plan occur during 2013 and the Committee, with approval from the Company’s Board of Directors, determines such circumstances are appropriate for the Committee to adjust the payment of such fifty percent of the cash bonus under the Executive Plan. The other fifty percent of the cash bonus payable under the Executive Plan will be determined based upon individual performance. The individual performance factors will be determined by the Committee, in its sole discretion, taking into account such tangible and intangible individual performance factors as it considers appropriate, including the executive officer’s relative contribution to the Company’s performance during fiscal 2013. The Committee’s determination as to whether individual performance goals have been met may be subjective in nature. The bonus payable to each of Messrs. Wertheizer and Arieli under the Executive Plan is capped at seventy-five percent and fifty percent, respectively, of each of their base salaries for 2013. Payment of bonuses (if any) will be made in 2014. Bonuses will be paid in cash in a single lump sum, subject to payroll taxes and tax withholdings.

Due to their strategic significance, the Company believes that the disclosure of the 2013 annual revenue, licensing and related revenue, royalty revenue and operating profit targets under the Executive

Plan would cause future competitive harm to the Company and therefore are not disclosed. In addition, the Company believes the disclosure of the weightings that applied to the financial performance targets would cause future competitive harm since the weightings indicate the priority the Company places on certain revenue generating activities and therefore are not disclosed.

2013 Incentive Plan for Issachar Ohana

On January 30, 2013, the Committee also approved a 2013 Incentive Plan (the “Ohana 2013 Plan”) for Issachar Ohana, the Company’s Executive Vice President, Worldwide Sales, effective as of January 1, 2013.

In accordance with the Ohana 2013 Plan, which is substantially similar to Mr. Ohana’s 2012 Incentive Plan, his bonus is based on a formula using a specified 2013 annual revenue target multiplied by a specified commission rate. A commission multiplier of 1.0 is applied to the commission rate based on 0% to 100% achievement of the 2013 annual revenue target. A commission multiplier of 1.5 is applied to the commission rate based on the achievement of the 2013 annual revenue target beyond 100%. The 2013 annual revenue target is based on the Company’s internal 2013 budget approved by its Board of Directors. Mr. Ohana’s bonus based on the achievement of the 2013 annual revenue target is capped at $125,000. In addition, Mr. Ohana is eligible to receive an additional quarterly bonus of $5,000 each if specified quarterly revenue targets based on the 2013 annual revenue target are achieved. Furthermore, Mr. Ohana is eligible to receive an additional bonus of $5,000 each time he successfully executes a license agreement with a specified strategic customer that exceeds one million dollars (not including prepaid royalties). The 2013 strategic account bonus is capped at $20,000 if the Company fails to achieve the 2013 annual revenue target but Mr. Ohana would not be subject to any cap if the 2013 annual revenue target is achieved. The commission-based bonus is payable quarterly based on the criteria discussed above and is subject to payroll taxes and tax withholdings.

Due to their strategic significance, the Company believes that the disclosure of the 2013 annual revenue target, quarterly revenue targets, commission rate and information relating to the strategic customer accounts under the Ohana 2013 Plan would cause future competitive harm to the Company and therefore are not disclosed.

The foregoing description of the Ohana 2013 Plan is qualified in its entirety by reference to the complete text of the plan which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1 2013 Incentive Plan for Issachar Ohana, EVP Worldwide Sales (portions of this exhibit is redacted).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEVA, INC.

Date: February 5, 2013	By:	/s/ Yaniv Arieli
Yaniv Arieli
Chief Financial Officer

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